Exhibit 99.1

BANKWELL FINANCIAL GROUP ANNOUNCES EXECUTIVE LEADERSHIP CHANGE

- Chief Executive Officer, President and Board Member Peyton R. Patterson Resigns -

- Chairman Blake S. Drexler to serve as Executive Chairman -

- Board forms search committee to find a new CEO -

NEW CANAAN, Conn. (August 7, 2014) – Bankwell Financial Group, Inc. (NASDAQ: BWFG) announced today that Peyton R. Patterson has resigned from her positions as chief executive officer, president and board member, effective immediately. Chairman Blake S. Drexler has been appointed executive chairman by the Board of Directors and will assume Ms. Patterson’s responsibilities. The board has formed a search committee to identify a qualified candidate to serve as chief executive officer. The board will consider internal and external candidates for the role. Once the search is complete, Mr. Drexler will return to his former role of non-executive chairman.

On behalf of the board, Mr. Drexler stated, “I would like to express our gratitude and appreciation to Peyton for her significant contributions to the company during her tenure. Peyton’s leadership and dedication was a key component of our successful initial public offering, and we wish her the best in her future endeavors. One of her greatest legacies is the strong, experienced executive team she helped assemble. This will allow for a smooth transition of responsibilities without any disruptions to the business. I am confident the depth of our executive team, strong financial position and talented employees will ensure Bankwell continues on its upward trajectory.”

“After careful consideration and discussions with the board, I have decided it is in the best interests of the company to resign from my positions,” said Ms. Patterson. “I am incredibly proud of what we achieved during my time at Bankwell and did not want my personal matters to overshadow the accomplishments and hard work of our team. I am certain the company’s comprehensive product offerings, strong financial position and experienced leadership will ensure its continued success.”

Mr. Drexler continued, “We are pleased with the performance of the bank, having just reported another successful quarter and remain on track with all our strategic initiatives including the acquisition of Quinnipiac Bank & Trust.”

About Bankwell Financial Group
Bankwell is a commercial bank that serves the banking and lending needs of residents and businesses throughout Fairfield County, CT. For more information, visit www.mybankwell.com

Media Contact:
Diane Knetzger
203-652-6319
dknetzger@mybankwell.com

This press release may contain certain forward-looking statements about the Company. Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” Forward-looking statements, by their nature, are subject to risks and uncertainties. Certain factors that could cause actual results to differ materially from expected results include increased competitive pressures, changes in the interest rate environment, general economic conditions or conditions within the securities markets, and legislative and regulatory changes that could adversely affect the business in which the Company and its subsidiaries are engaged.